Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Press Contact:

Steve Kunszabo Iridium Communications Inc. +1 (703) 287-7570 steve.kunszabo@iridium.com	Liz DeCastro Iridium Communications Inc. +1 (703) 287-7421 liz.decastro@iridium.com

IRIDIUM ANNOUNCES THIRD-QUARTER RESULTS AND DELIVERS

RECORD TOTAL REVENUE AND OPERATIONAL EBITDA; COMPANY

RAISES 2011 OUTLOOK

MCLEAN, Va. – November 8, 2011 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported strong financial results for the third quarter of 2011 and raised its outlook for the full-year 2011. Net income was $11.3 million, or $0.15 per diluted share, for the third quarter of 2011, as compared to $10.7 million, or $0.14 per diluted share for the third quarter of 2010. Operational EBITDA (“OEBITDA”)(1) for the third quarter was $54.6 million, as compared to $47.1 million for the prior-year period, representing year-over-year growth of 16 percent and an OEBITDA margin(1) of 53 percent. OEBITDA for the first nine months of 2011 was $146.1 million, as compared to $116.9 million for the prior-year nine-month period, representing year-over-year growth of 25 percent. OEBITDA benefited from solid growth in commercial service and government service revenue.

Iridium reported record third-quarter total revenue of $102.1 million, which consisted of $69.4 million of service revenue and $32.8 million of equipment, engineering and support revenue. Total revenue grew 8 percent versus the comparable period of 2010, while service revenue increased 11 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 68 percent of total revenue for the third quarter of 2011.

The Company ended the quarter with 508,000 total billable subscribers, which compares to 413,000 for the year-ago period and 478,000 for the quarter ended June 30, 2011. Total billable subscribers grew 23 percent year-over-year, driven by strength across all primary product lines.

Capital expenditures were $69.5 million for the third quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the third quarter with a cash and cash equivalents balance of $124.8 million and gross debt of $325.3 million. Net debt was $173.5 million.

“Once again, we delivered record results despite a tough economy, demonstrating the value of our services and the strength of our business model,” said Matt Desch, CEO, Iridium. “These financial results not only highlight a revenue profile that increasingly benefits from fast-growing data services, but our continued leadership in the commercial voice market with net additions growing 25% year-over-year. With the recent launch of Iridium ForceSM, our vision for delivering personal mobile satellite communications, we continue to separate ourselves from the pack.”

Desch continued, “With a fundamental goal of providing global connectivity, our competitive position is as good as it’s ever been with a multi-device strategy that includes a new handset, Wi-Fi hotspot accessory and location-based data services offerings. Our partners are energized because we’re building upon an already robust product portfolio, and we’re eager to expand the addressable market for voice and data services and to capture new service revenue streams. It’s a fundamental difference in how we attack the market and gain market share.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 52 percent of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, leisure, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•

Commercial service revenue was $53.0 million, a 12 percent increase from last year’s comparable period, primarily supported by gains in handheld voice, Iridium OpenPort® high-speed maritime service and M2M data customers.

•

Commercial voice average revenue per user (“ARPU”) was $50 during the third quarter, a 4 percent year-over-year decrease. Voice ARPU declined primarily due to lower postpaid customer usage of L-Band transceivers, partially offset by growth in the higher ARPU Iridium OpenPort service. Commercial M2M data ARPU was $19 during the third quarter, a 10 percent decrease from last year’s comparable period, as the Company’s M2M services increasingly penetrated attractive, lower-usage applications.

•

Iridium’s commercial business ended the quarter with 459,000 billable subscribers, which compares to 371,000 for the prior-year quarter and to 431,000 for the quarter ended June 30, 2011. M2M data subscribers increased 53 percent year-over-year and represented 34 percent of billable commercial subscribers, an increase from 27 percent at the end of the prior-year period. Commercial voice subscribers increased 13 percent from the year-ago period.

Service – Government

Iridium has grown in the last several years from a niche supplier to an integral element in the U.S. Government communications infrastructure. Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

•	Government service revenue was $16.3 million, a 6 percent increase from the prior-year period, primarily driven by growth in Netted Iridium and M2M data subscribers.

•

Government voice ARPU was $140 during the third quarter, a 6 percent year-over-year decrease. Voice ARPU declined as a result of solid growth in lower priced Netted Iridium subscribers. Government M2M data ARPU was $19 during the third quarter, down 14 percent from last year’s comparable period, as lower-ARPU tracking devices continued to become a bigger part of the government’s M2M subscriber profile.

•

Iridium’s government business ended the quarter with 49,000 billable subscribers, which compares to 42,000 for the prior-year quarter and to 47,000 for the quarter ended June 30, 2011. M2M data subscribers increased 83 percent year-over-year and represented 22 percent of billable government subscribers, an increase from 14 percent at the end of the prior-year period.

Equipment

•

Equipment revenue was $25.9 million during the third quarter, a 4 percent year-over-year decrease. Equipment revenue for the first nine months of 2011 was $72.2 million, a 4 percent increase from the prior-year nine-month period. Equipment revenue in the year-ago quarter was unusually strong because the Company filled backlogged orders from a global component parts shortage in the previous year’s second quarter. Iridium continues to see strong demand for its devices, with overall unit sales growing 32 percent year-over-year.

Engineering & Support

•

Engineering and support revenue was $6.9 million during the third quarter, a gain of 44 percent from the prior-year period, primarily resulting from an increase in lower margin contract revenue related to the ongoing government gateway upgrade project.

2011 Outlook

The Company is increasing its previously issued full-year 2011 outlook for total billable subscriber growth, equipment revenue and OEBITDA, while affirming its guidance for service revenue. The Company now expects:

•	Total billable subscriber growth to be approximately 25 percent for the full-year 2011

•	Service revenue growth between 10 percent and 13 percent for the full-year 2011

•	Equipment revenue to be approximately flat for the full-year 2011

•	Full-year 2011 OEBITDA to be approximately $190 million. OEBITDA for 2010 was $158.9 million.

	Prior 2011 Outlook (August 2011)	Revised 2011 Outlook (November 2011)
Total Billable Subscriber Growth	Approximately 20%	Approximately 25%
Total Service Revenue Growth	10% to 13%	Affirmed
Equipment Revenue Growth	Decline of 5% to 15%	Approximately Flat
Operational EBITDA (OEBITDA)	$180 million to $190 million	Approximately $190 million

Long-Range Outlook

The Company is updating its previously issued long-range outlook for cash taxes. The Company now expects:

•	Negligible cash taxes from 2011 to 2020

	Prior Long-Range Outlook (December 2010)	Revised Long-Range Outlook (November 2011)
Cash Taxes	Negligible cash taxes from 2016 to 2020	Negligible cash taxes from 2011 to approximately 2020

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), stock-based compensation expenses, transaction expenses associated with GHL Acquisition Corp.’s acquisition of Iridium Holdings LLC (the “Acquisition”), the impact of purchase accounting, and changes in the fair value of warrants. The Company also presents Operational EBITDA expressed as a percentage of adjusted revenue, or Operational EBITDA margin. Adjusted revenue excludes the impact of purchase accounting and Iridium NEXT revenue. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), stock-based compensation expenses, transaction expenses associated with the Acquisition, the impact of purchase accounting and changes in the fair value of warrants, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money or the payment of income taxes or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of Operational EBITDA to consolidated GAAP net income and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands)
GAAP net income	$11,337	$10,686	$31,319	$12,569

Interest expense	5	—	11	23
Interest income	(283)	(81)	(836)	(438)

Income taxes	10,058	10,225	20,123	10,259
Depreciation and amortization	26,784	22,657	73,779	67,617

Iridium NEXT expenses, net	5,045	1,498	16,895	11,436

Share-based compensation	1,482	1,404	4,323	3,847

Transaction expenses	—	—	233	—
Non-cash purchase accounting	160	707	256	11,560

Operational EBITDA	$54,588	$47,096	$146,103	$116,873

Conference Call Information

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Tuesday, November 8, 2011. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Tuesday, November 8, 2011 through Tuesday, November 15, 2011 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 91641268, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the development of Iridium NEXT; the development of the product portfolio and the size of the addressable market; anticipated growth in subscribers, data services and total service revenue; anticipated equipment revenue; anticipated growth in Operational EBITDA for 2011 and anticipated cash taxes. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and transition to Iridium NEXT, including expanded capacity and features, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (“SEC”) on March 7, 2011 and the Company’s Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 8, 2011. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

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Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended September 30,		Non-Cash Purchase Accounting for the Three Months Ended September 30, (1)
	2011	2010	2011	2010

Revenue:
Service revenue
Commercial	$53,031	$47,326	$(419)	$(929)
Government	16,330	15,372	—	—

Total service revenue	69,361	62,698	(419)	(929)
Subscriber equipment	25,909	27,075		—
Engineering and support service	6,854	4,754	—	—

Total revenue	102,124	94,527	(419)	(929)

Operating expenses:
Cost of subscriber equipment sales	13,793	14,798	—	—
Cost of services (exclusive of depreciation and amortization)	17,770	17,613	(259)	(222)
Research and development	3,122	2,311	—	—
Selling, general and administrative	16,457	16,312	—	—
Depreciation and amortization	26,784	22,657	22,463	19,409

Total operating expenses	77,926	73,691	22,204	19,187

Operating profit (loss)	24,198	20,836	(22,623)	(20,116)

Other (expense) income:
Interest income (expense), net of capitalized interest	278	81	—	—
Other (expense) income, net	(3,081)	(6)	—	—

Total other (expense) income	(2,803)	75	—	—

Earnings (loss) before provision (benefit) for taxes	21,395	20,911	(22,623)	(20,116)
Income tax provision (benefit)	10,058	10,225	(8,748)	(7,777)

Net income (loss)	$11,337	$10,686	$(13,875)	$(12,339)

Operational EBITDA	$54,588	$47,096	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through 2011. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization) during 2011 and 2010, which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense during 2011 and 2010, which we expect will continue into future periods.

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Nine Months Ended September 30,		Non-Cash Purchase Accounting for the Nine Months Ended September 30, (1)
	2011	2010	2011	2010

Revenue:
Service revenue
Commercial	$147,363	$132,858	$(1,034)	$(2,949)
Government	48,324	43,357	—	—

Total service revenue	195,687	176,215	(1,034)	(2,949)
Subscriber equipment	72,232	69,182		—
Engineering and support service	21,411	14,846	—	—

Total revenue	289,330	260,243	(1,034)	(2,949)

Operating expenses:
Cost of subscriber equipment sales	38,900	49,654	—	10,873
Cost of services (exclusive of depreciation and amortization)	54,467	56,995	(778)	(2,262)
Research and development	10,769	14,708	—	—
Selling, general and administrative	50,173	48,945	—	—
Depreciation and amortization	73,779	67,617	61,233	57,705

Total operating expenses	228,088	237,919	60,455	66,316

Operating profit (loss)	61,242	22,324	(61,489)	(69,265)

Other (expense) income:
Interest income (expense), net of capitalized interest	825	415	—	—
Other (expense) income, net	(10,625)	89	—	—

Total other (expense) income	(9,800)	504	—	—

Earnings (loss) before provision (benefit) for taxes	51,442	22,828	(61,489)	(69,265)
Income tax provision (benefit)	20,123	10,259	(23,778)	(26,777)

Net income (loss)	$31,319	$12,569	$(37,711)	$(42,488)

Operational EBITDA	$146,103	$116,873	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the cost of subscriber equipment sales increased in the first half of 2010 as compared to the first half of 2011, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue through 2011. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization) during 2011 and 2010, which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense during 2011 and 2010, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2011	2010		2011	2010
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice	$44,723	$41,505	7.8%	$125,554	$116,959	7.3%
M2M data(2)	8,308	5,821	42.7%	21,809	15,899	37.2%

Total commercial voice and M2M data service	53,031	47,326	12.1%	147,363	132,858	10.9%

Government(3)
Voice and M2M data service
Voice	15,724	14,967	5.1%	46,579	42,349	10.0%
M2M data	606	405	49.6%	1,745	1,008	73.1%

Total government voice and M2M data service	16,330	15,372	6.2%	48,324	43,357	11.5%

Total service revenue	69,361	62,698	10.6%	195,687	176,215	11.1%

Subscriber equipment	25,909	27,075	-4.3%	72,232	69,182	4.4%

Engineering and support(4)
Government	6,527	4,146	57.4%	20,553	13,404	53.3%
Commercial	327	608	-46.2%	858	1,442	-40.5%

Total engineering and support	6,854	4,754	44.2%	21,411	14,846	44.2%

Total Revenue	$102,124	$94,527	8.0%	$289,330	$260,243	11.2%

Operational EBITDA Margin Reconciliation
Total revenue	$102,124	$94,527		$289,330	$260,243
Operational EBITDA adjustments that impact revenue:
Non-cash purchase accounting	419	929		1,034	2,949
Iridium NEXT revenue	—	(19)		(44)	(58)

Adjusted revenue(5)	$102,543	$95,437		$290,320	$263,134

Operational EBITDA	$54,588	$47,096	15.9%	$146,103	$116,873	25.0%
Operational EBITDA margin(6)	53.2%	49.3%	3.9%	50.3%	44.4%	5.9%

Other
Capital expenditures (7)	$69,473	$86,101		$240,344	$134,259

Net debt (8)	$173,481	$(81,636)

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Adjusted revenue is total revenue adjusted for the impact of Operational EBITDA adjustments.
(6)	Operational EBITDA margin is calculated by dividing Operational EBITDA by adjusted revenue.
(7)	Capital expenditures based on cash spent in the respective period.
(8)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

	As of September 30,		% Change
	2011	2010
	(In thousands, except ARPU)
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice	305	270	13.0%
M2M data	154	101	52.5%

Total commercial voice and M2M data service	459	371	23.7%

Government
Voice and M2M data service
Voice	38	36	5.6%
M2M data	11	6	83.3%

Total government voice and M2M data service	49	42	16.7%

Total billable subscribers	508	413	23.0%

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2011	2010		2011	2010
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice	10	8	25.0%	33	32	3.1%
M2M data	18	18	0.0%	42	31	35.5%

Total commercial voice and M2M data service	28	26	7.7%	75	63	19.0%

Government
Voice and M2M data service
Voice	—	4	-100.0%	1	6	-83.3%
M2M data	1	—	NM	4	2	100.0%

Total government voice and M2M data service	1	4	-75.0%	5	8	-37.5%

Total billable subscribers	29	30	-3.3%	80	71	12.7%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010		2011	2010
ARPU(2)
Commercial
Voice	$50	$52	-3.8%	$48	$51	-5.9%
M2M data	$19	$21	-9.5%	$18	$21	-14.3%
Government
Voice	$140	$149	-6.0%	$140	$146	-4.1%
M2M data	$19	$22	-13.6%	$21	$22	-4.5%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period.

NM - not meaningful